UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2004

JLG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-12123

PENNSYLVANIA	25-1199382
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1 JLG Drive, McConnellsburg, PA	17233-9533
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(7l7) 485-5161

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 18, 2004, the Board of Directors approved the Restated Annual Management Incentive Plan (the “MIP”). Under the MIP, executive officers and other key employees are eligible to receive annual bonuses, payable in cash based on the level of attainment of Company and individual performance goals over one-year performance periods. Except for awards for the Performance Year ending July 31, 2005, the Company intends that payments to Covered Executives under the MIP will qualify as performance-based compensation so that the tax deductibility of the payments will not be limited by Code Section 162(m).

Summary of the Material Provisions of the MIP

     Below is a summary of the significant terms of the MIP, which has been approved by the Board of Directors. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the MIP, a copy of which is included as Exhibit 10.1 to this report.

Purpose	To facilitate the achievement of the short-term financial and operating goals of the Company by providing incentives for selected employees.

Administration of the MIP	A committee of directors (the “Committee”) designated by the Company’s Board of Directors and comprised solely of “outside directors” within the meaning of Code Section 162(m) will administer the MIP. Generally it is expected that the Committee will be the Compensation Committee of the Board of Directors. The Committee’s responsibilities pursuant to the MIP will include (i) selecting the participants; (ii) determining the date awards are to be made; (iii) determining whether performance goals and other payment criteria have been satisfied; (iv) determining when awards should be paid; and (v) determining whether the amount of awards should be reduced. The Committee also will have the powers necessary to administer the MIP, including the power to make rules and regulations, the power to interpret the MIP, and the power to delegate certain of its powers and responsibilities.

Eligible Persons	Executive officers and other key employees of the Company or any of its affiliates.

Awards	(i) An award is an amount payable in cash to a participant if one or more performance objectives are met during the fiscal year, and if any other specified terms or conditions are satisfied. The Committee determines the amount of each award, the specific performance objectives that must be met for the award to be payable, and any other terms and conditions for the award.

Maximum Award	$3,500,000 per year to any employee.

Reduction and Increase of Awards	The Committee may reduce the amount payable to any participant and increase the amount payable to any participant who is not a Covered Executive. In the case of any Covered Executive, the Committee may not increase the amount an individual is eligible to receive as calculated on the basis of the level of Company performance under the pre-established performance objectives.

Establishment of Performance Objectives	The Committee will establish performance objectives for awards to “Covered Executives” from the list set out below. Generally, the Committee must designate performance objectives for awards to Covered Executives in writing during the first 90 days of the fiscal year, while the attainment of each designated objective is still uncertain. Performance objectives for other participants may consist of any measure selected by the Committee in its discretion at any time.

Types of Performance Objectives	Performance objectives established by the Committee may be based on one or more of the following criteria: net sales; pre-tax income before allocation of corporate overhead and/or bonus; comparison of performance to budget; earnings per share; net income; subsidiary, division, group or corporate financial goals; return on stockholder’s equity; return on assets; attainment of strategic and operational initiatives; appreciation in or maintenance of the price of the common stock or any other publicly traded securities of the Company; market share; gross profits; net profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value added models; comparisons with various stock market indices; and reductions in costs.

Termination of Employment	A participant forfeits his award if he terminates his employment during the fiscal year for reasons other than death, disability or retirement. If a participant terminates employment during a fiscal year because of death, disability, or normal or early retirement, the Committee shall decide the amount which will be paid under the award, and when such payment will be made.

Amendment or Termination of the MIP	The Committee may amend, modify or terminate the MIP in any manner at any time without the consent of any participant.

Term	The MIP will remain in effect through July 31, 2010.

Shareholder Reapproval of the MIP	(ii) Since the MIP permits the Committee to change the targets under the performance goals from year to year, pursuant to regulations promulgated under Code Section 162(m), the material terms of the performance objectives must be reapproved by the shareholders five years after initial shareholder approval to maintain the exemption from deductibility limits. Awards for the Performance Year ending July 31, 2005, are not intended to qualify as Performance Based Compensation and therefore are not subject to shareholder approval.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JLG INDUSTRIES, INC. (Registrant)

Date: November 19, 2004	/s/ James H. Woodward, Jr. James H. Woodward, Jr. Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	JLG Industries, Inc. Restated Annual Management Incentive Plan.

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